UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
   Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                         ML APPLETON FUTURESACCESS LLC
            (Exact name of registrant as specified in its charter)

        DELAWARE                                     20-1227880
        --------                                     ----------
     (State or other                              (I.R.S. Employer
     jurisdiction of                            Identification No.)
    incorporation or
      organization)




                 c/o MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
                          Princeton Corporate Campus
                                  Section 2G
                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536
              (Address of principal executive offices) (zip code)

                                Steven B. Olgin
                   Merrill Lynch Alternative Investments LLC
                          Princeton Corporate Campus
                                  Section 2G
                            800 Scudders Mill Road
                         Plainsboro, New Jersey 08536

                                (800) 765-0995
     (Name, address, including zip code, and telephone number,
                       including area code,
                       of agent for service)

                          --------------------------

                                  Copies to:

                               David R. Sawyier
                        Sidley Austin Brown & Wood LLP
                                Bank One Plaza
                             10 S. Dearborn Street
                            Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:
Units of Limited Liability Company Interest
-------------------------------------------

                                                              (Title of Class)

                               Table of Contents

Item 1: Business.............................................1

Item 2: Financial Information...............................16

Item 3: Properties..........................................16

Item 4: Security Ownership of Certain Beneficial Owners and
        Management..........................................16

Item 5: Directors and Executive Officers....................17

Item 6: Executive Compensation..............................20

Item 7: Certain Relationships and Related Transactions......20

Item 8: Legal Proceedings...................................21

Item 9: Market Price of and Dividends on the Registrant's
        Common Equity and Related Stockholder Matters.......22

Item 10: Recent Sales of Unregistered Securities............22

Item 11: Description of Registrant's Securities to be
         Registered.........................................22

Item 12: Indemnification of Directors and Officers..........24

Item 13: Financial Statements and Supplementary Data........25

Item 14: Changes in and Disagreements with Accountants on
         Accounting and Financial Disclosure................25

Item 15: Financial Statements and Exhibits..................25

Item 1: Business

ML APPLETON FUTURESACCESS LLC

 ORGANIZATIONAL CHART

The organizational chart below illustrates the relationships among the various service providers of this offering. Merrill Lynch Alternative Investments LLC is the manager (the "Manager") of ML Appleton FuturesAccess LLC (the "Fund"). The Fund's trading advisor is not affiliated with the Manager or the Fund. All other service providers depicted in the organizational chart below are affiliates of the Manager.




                                                       --------------------
                                                      |    Merrill Lynch   |
                                                      |     & Co., Inc.    |
                    -------------------               |       ML & Co.     |             -------------------------
                   |    Wholly-owned   |               --------------------             |  Indirect Wholly-owend  |
                    -------------------                        | |      |                -------------------------
                                                               | |      |
                --------------------------------------------------      ---------------------------------------
               |                                    |                                                          |
               |                                    |                                                          |
  ---------------------------      ------------------------                                    --------------------------
 |   Merrill Lynch, Pierce,  |    |   Merrill Lynch        |                                  |        Merrill Lynch     |
 |     Fenner & Smith        |    |  International & Co.   |                                  |     International Bank   |
 |       Incorporated        |     ------------------------                                   |             MLIB         |
 |           MLPF&S          |                      |                                          --------------------------
  ---------------------------                       |                                                    |
      |    / \   / \                   Wholly-owned |                                                    |
      |     |     |                            --------------------------------------                    |
      |     |     |                           |           Merrill Lynch              |                   |
      |     |     |                           |        International Bank            |                   |  Manager's
      |     |     |                           |                MLIB                  |                   |  Interest
      |     |     |                            --------------------------------------                    |
      |     |     |                                 |                          /\                        |
      |     |     |                                 |                           \                        |
      |     |     |                                 |                            \                       |
      |     |     |                                 |      Currency Trading       \                      |
      |     |     |                                 |        Arrangements          \                     |
      |     |     |                                 |                               \                    |
      |     |     |                                 |                                \                   |
      |     |     |                                 |                                 \                  |
      |     |     |                                 |                                  \                 |
      |     |     |                                 |                                   \                |
      |     |     |                                 |                                     ----------------------
      |     |     |                                 |                                    |                      |
      |     |     |     Selling Agreement           |                                    |                      |
      |     |      ---------------------------------|------------------------------------|      ML Appleton     |
      |     |           Customer Agreement          |                                    |   FuturesAccess LLC  |
      |      ---------------------------------------|------------------------------------|                      |
      |                                             |                                    |                      |
      |                                             |                                     ----------------------
      |                                             |                                                    |
      |                                             |                                                    |
      |                   Access to Markets         |                                                    |
      |                                             |                                     -----------------------
      |                                             |                                    |   Appleton Capital    |
      |                                             |                                    |       Management      |
      |                                             |                                    |                       |
      |                                             |                                    |                       |
      |                                             |                                     -----------------------
      |                                             |                                                    |
      |                                             |                                                    |
      |                                             |                                                    |
      |                                             |                                     -----------------------
      |                                             |                                    |       U.S. and        |
       --------------------------------------------------------------------------------->|     International     |
                                                             Access to Markets           |   Futures Markets     |
                                                                                         |                       |
                                                                                          -----------------------





Other than the Trading Advisor, all of the entities indicated in the Organizational Chart are Merrill Lynch affiliates.

      For convenience, ML&Co. and entities affiliated with it are sometimes collectively referred to as "Merrill Lynch."

(a)   General development of business

The Fund is a Delaware limited liability company, formed on May 17, 2004, that retains a single professional "commodity trading advisor" to manage the Fund speculative trading of commodity futures and forward contracts, other commodity interests and options on each of the foregoing.

Plan of Operation

The Fund will commence trading on or about January 1, 2005. The Fund's objective is speculative trading profits.

Under its Limited Liability Company Operating Agreement ("Operating Agreement"), the Fund has delegated the exclusive management of all aspects of the business and administration of the Fund to the Fund's Manager, Merrill Lynch Alternative Investments LLC, a Delaware limited liability company. The Manager is registered with the Commodity Futures Trading Commission ("CFTC") as a Commodity Pool Operator ("CPO") and Commodity Trading Advisor ("CTA") and is a member of the National Futures Association ("NFA") in such capacities. The Manager is also registered with the Securities and Exchange Commission ("SEC") as an investment adviser and transfer agent.

The Fund's offering materials were prepared in accordance with applicable CFTC rules and filed with and reviewed by NFA. The Fund's units of limited liability company interest ("Units") are privately offered pursuant to Rule 506 under Regulation D of the Securities Act of 1933.

The Fund's assets will be used to engage in the trading of commodity futures contracts, other commodity interests, options, and forward contracts pursuant to the investment methodology of Fund's trading advisor, ACMP Limited (trading as Appleton Capital Management (the "Trading Advisor" or "Appleton"). The Manager was responsible for selecting and will be responsible for monitoring the Trading Advisor, and it may replace the Trading Advisor in the future.

Appleton attempts to achieve for the Fund the objective of its 25% Risk Program, which is to realize profits through the speculative trading of over-the-counter currency forward contracts and exchange-traded currency futures contracts.

The Fund's fiscal year ends on December 31.

(b)   Financial Information about segments

The Fund's business constitutes only one segment for financial reporting purposes, a speculative "commodity pool." The Fund will not engage in sales of goods or services.

(c)   Narrative description of business

General

The Fund will trade in the international futures and forward markets with the objective of achieving substantial capital appreciation using speculative trading methods. One of the aims of the Fund is to provide diversification to a limited portion of the risk segment of the investors' (each a "Member" and, collectively, the "Members") portfolios into an investment field that has historically often demonstrated a low degree of performance correlation with traditional stock and bond holdings. Traditional portfolios invested in stocks, bonds and cash equivalents can be diversified by allocating a portion of their assets to non-traditional investments such as managed futures.

There can be no assurance that the Fund will achieve its objectives or avoid substantial losses.

The Manager

The Manager is a wholly-owned subsidiary of Merrill Lynch Investment Managers, L.P. ("MLIM"), which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"). Merrill Lynch Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Fund's commodity broker.

The Manager sponsors and manages a variety of alternative investments, including hedge funds, funds of funds, private equity and managed futures funds. The Manager's capabilities in this field of investment date back as far as 1986 through its predecessor organizations. The Manager and its affiliates act as general partner, sponsor or investment manager for a number of hedge funds, single-manager feeder funds, funds of funds, private equity funds and managed futures investments.

The Trading Advisor

Appleton is a Republic of Ireland company. Appleton became registered with the CFTC as a CTA on August 6, 1996 and as a CPO on October 17, 1996. Appleton is also a member of the NFA.

The Fund and the Manager have entered into an advisory agreement with the Trading Advisor whereby the Trading Advisor will trade in the international futures and forwards markets pursuant to the Trading Advisor's 25% Risk Program (the "Trading Model"). In the 25% Risk Program, which the Trading Advisor has traded since January 1, 1995, the Trading Advisor applies a combination of different strategies. Methods employed include a model-based approach to spread trading, asset allocation models, and technical analysis.

The objective of the 25% Risk Program is to realize profits through the speculative trading of over-the-counter currency forward contracts and exchange-traded currency futures contracts. Appleton's trading methodology utilizes mathematical techniques that are researched and developed on an ongoing basis in an attempt to adapt to changing market conditions. Appleton's trading is limited to the speculative trading of over-the-counter forward currency contracts and exchange traded currency future contracts on various G-7 currencies. Appleton's investment decisions are primarily based on information derived from proprietary software programs.

Implementation of this Trading Model began on January 1, 1995. The Trading Model is entirely systematic in nature and utilizes proprietary mathematical techniques to forecast market direction and to manage the risk associated with that direction.

The Trading Model is trend following in nature and makes forecasts over a timeframe that is best described as medium-term. The theoretical basis of the Trading Model is that the major currency markets tend to display sustained periods of direction against one another. In order to capture this phenomenon, the Trading Model makes a forecast of the value of a currency in the next time period as being a function of the value of that currency in the current time period. Or, the Trading Model uses historical prices in an attempt to forecast future exchange rate movements. The principals of Appleton took the view that this model would be most effectively utilized in relation to currencies that display political stability and high levels of liquidity. This considerably reduced the number of candidates for inclusion. Further, currencies were sought so as to have as low a correlation as possible to one another. Several currencies have been used that fit these criteria. There can be no assurance that markets which have displayed direction in the past will continue to do so, therefore the principals of Appleton have altered the constituent currencies in the portfolio from time to time over the life of the trading programs.

As well as the expected price change as a result of the underlying direction, the Trading Model also takes into account the interest rate differential that is present between two currencies, as this is also a potential source of return. No attempt is made to forecast the interest rate differential, but rather it is taken as a passive input to the forecast. Simultaneously, the Trading Model will make a forecast of the expected volatility of the exchange rate in question. This is done in order to more accurately deliver on the risk level targeted by the particular program or individual managed account. As market volatility increases, the Trading Model will reduce the size of the position that is exposed to that volatility. In this way, the Trading Model attempts to maintain a constant level of volatility for each account.

The final part of the process is the optimisation of all positions. The Trading Model will take the inputs of expected risk and forecast return and attempt to find the best combination of all possible positions from a risk-adjusted basis. This process is repeated every day and can be repeated intraday also.

Appleton's trading decisions are strictly determined by the Trading Model. However, the Head of Trading reserves the right to override the Trading Model in times of extreme economic or political uncertainty.

The Fund will access the Trading Advisor's 25% Risk Program through a managed account.

The Trading Advisor has the sole and exclusive authority and responsibility for directing the Fund's trading, subject to the Manager's fiduciary authority to intervene to overrule or unwind trades if the Manager deems that doing so is necessary or advisable for the protection of the Fund. The Fund or the Manager may also override the trading instructions of the Trading Advisor to the extent necessary: (i) to fund any distributions or redemptions of the Fund's units of limited liability company interest ("Units") to be made by the Fund; (ii) to pay the Fund's expenses; and/or (iii) to comply with speculative position limits; provided that the Fund and the Manager shall permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i)-(ii) prior to exercising its override authority. The Trading Advisor will have no liability for the results of any of the Manager's interventions in (i)-(ii), above.

The advisory agreement among the Trading Advisor, the Manager and the Fund initially terminates on December 31, 2014. Thereafter, the advisory agreement will be automatically renewed for successive three-year terms, under the same terms, but may be terminated by the Manager, the Fund or the Trading Advisor upon 90 days' notice.

Additionally, either the Manager or the Trading Advisor may terminate the advisory agreement upon 30 days' notice as of the end of the first full calendar quarter subsequent to the twelfth month-end after the date of the advisory agreement if, as of such twelfth month-end, the Fund does not have an aggregate capitalization of at least $25 million. The Fund and/or the Manager, on the one hand, or the Trading Advisor, on the other, may terminate the advisory agreement as a result of a material breach of the advisory agreement by the other party, after due notice and an opportunity to cure. Additionally, the Trading Advisor may terminate the advisory agreement upon 30 days notice to the Fund and the Manager if the Trading Advisor stops trading the International Value Program for all the Trading Advisor's clients.

The advisory agreement provides that the Fund will indemnify, defend and hold harmless the Trading Advisor and its affiliates, and their respective owners, principals, directors, officers, employees, representatives or controlling persons ("Trading Advisor Parties") from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Fund shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any of such person's actions or capacities relating to the business or activities of the Fund pursuant to the advisory agreement; provided that the conduct of such person which was the subject of the demand, claim, lawsuit, action or proceeding did not constitute negligence, misconduct or a breach of the advisory agreement or of any fiduciary obligation to the Fund and was done in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Fund. The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Fund.

Use of Proceeds and Cash Management Income

      Subscription Proceeds

The Fund's cash will be used as security for and to pay the Fund's trading losses, offset by trading gains, as well as its expenses and redemptions. The primary use of the proceeds of the sale of the Units is to permit the Trading Advisor to trade on a speculative basis in a wide range of different futures and forwards markets on behalf of the Fund. While being used for this purpose, the Fund's assets also generally will be available for cash management.

      Market Sectors

Appleton's trading is limited to the speculative trading of over-the-counter forward currency contracts and exchange traded currency future contracts on various G-7 currencies.

      Interest

The Fund will generally earn interest, as described below, on its "Cash Assets," which can be generally described as the cash actually held by the Fund, plus its "open trade equity" (unrealized gain and loss marked to market daily on open positions). Cash Assets are held primarily in U.S. dollars, and to a lesser extent in foreign currencies, and are comprised of the following:
(a) the Fund's cash balances, plus open trade equity on United States futures; and (b) the Fund's cash balance in foreign currencies as a result of realized profits and losses derived from its trading in non-U.S. dollar-denominated futures and options contracts, plus open trade equity on those exchanges which settle gains and losses on open positions in such contracts prior to closing out such positions. Cash Assets do not include, and the Fund does not earn interest income on, the Fund's gains or losses on its open forward, commodity option and certain non-U.S. futures positions since such gains and losses are not collected or paid until such positions are closed out.

The Fund's Cash Assets may be greater than, less than or equal to the Fund's Net Asset Value (on which the redemption value of the Units is based) primarily because Net Asset Value reflects all gains and losses on open positions as well as accrued but unpaid expenses.

MLPF&S intends to pay interest on the Fund's Cash Assets (irrespective of how such Cash Assets are held or invested) at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates, from time to time, but in no event will the rate so paid on such Cash Assets be less than 75% of such prevailing rate. MLPF&S retains the additional economic benefit derived from possession of the Fund's Cash Assets.

MLPF&S in the course of acting as commodity broker for the Fund, lends certain currencies to, and borrows certain currencies from, the Fund. In the course of doing so, MLPF&S both retains certain amounts of interest and receives other economic benefits. In doing so, MLPF&S follows its standard procedures (as such procedures may change over time) for paying interest on the assets of the commodity pools sponsored by the Manager and other MLPF&S affiliates and traded through MLPF&S.

Custody of Assets

Certain of the Fund's U.S. dollar "Cash Assets" are held by MLPF&S in customer segregated accounts and primarily invested in CFTC-eligible investments (including, without limitation, commercial paper, U.S. government and government agency securities, prime foreign government securities, corporate notes and money market funds). Cash Assets may also be maintained in "offset accounts" at major U.S. banks. Cash Assets may also be deposited in conventional bank and deposit accounts. Offset accounts are non-interest bearing demand deposit accounts maintained with banks unaffiliated with Merrill Lynch. MLPF&S may in the future elect to maintain accounts of this nature with one or more of its affiliates. Offset account deposits reduce Merrill Lynch's borrowing costs with such banks. An integral feature of the offset arrangements is that the participating banks specifically acknowledge that the offset accounts are for the benefit of MLPF&S's customers, not subject to any Merrill Lynch liability.

Charges

The Fund offers four "classes" of Units: Class A, Class C, Class I and Class
D. All of these "classes" constitute the same class of equity securities and are differentiated only by the fees paid by each.

Description of Current Charges.
-------------------------------

------------------------------------------------------------------------------
              Nature of
Recipient     Payment                   Amount of Payment
------------------------------------------------------------------------------
MLPF&S        Sales           Sales commissions are based on gross
              Commission      subscription amounts (i.e., the total
                              subscription prior to deduction of the sales commission)

                              Class A
                              -------

                              1.00% - 2.50%

                              The initial sales commission applicable to subscriptions for Class A Units are as follows:

                              Subscriptions less than $1,000,000        2.5%
                              Subscriptions of at least $1,000,000; less
                              than $2,000,000                           2.0%
                              Subscriptions of at least $2,000,000; less
                              than $3,000,000                           1.5%
                              Subscriptions of at least $3,000,000; less
                              than $5,000,000                           1.0%

                              Class C
                              -------

                              None

                              Class I
                              -------

                              Up to 0.50%

                              Class D
                              -------

                              Up to 0.50%

------------------------------------------------------------------------------

------------------------------------------------------------------------------
Recipient     Nature of                 Amount of Payment
              Payment
------------------------------------------------------------------------------
The Manager                   Sponsor's Class A Units pay the Manager a
                              monthly Fees Sponsor's Fee of 1/12 of 1.5%, of their (asset-basemonth-end Net Asset Value.

                              Class C Units (which pay no sales commissions) pay the Manager a monthly Sponsor's Fee of 1/12 of 2.5% of their month-end Net Asset Value.

                              Class I Units (which pay sales commissions) pay the Manager a monthly Sponsor's Fee of 1/12 of 1.1% of their month-end Net Asset Value.

                              Class D Units (which pay sales commissions) pay no Sponsor's Fees.

                              Net Asset Value, for purposes of calculating the
                              Sponsor's Fee, is calculated prior to reduction
                              for the Sponsor Fee being calculated.
------------------------------------------------------------------------------
The Trading   Management      As of the last business day of each calendar
Advisor       Fees            month, the Fund will pay the Trading Advisor a
              (asset-based)   Management Fee equal to 1/12 of 2.0% (a 2.0%
                              annual rate) of the aggregate gross asset value
                              (for the avoidance of doubt, prior to reduction
                              for any accrued Performance Fees or for the
                              Management Fee being calculated) of the Fund.
                              Such Management Fee shall be pro rated in the
                              case of partial calendar months, but shall not
                              be subject to rebate once paid. The Manager will
                              receive a portion of the Management Fees payable
                              to the Trading Advisor.
------------------------------------------------------------------------------

------------------------------------------------------------------------------
Recipient     Nature of                 Amount of Payment
              Payment
------------------------------------------------------------------------------
The Trading   Performance     The Fund will pay to the Trading Advisor, as of
Advisor       Fees            each December 31 ("Performance Fee Calculation
                              Date"), a Performance Fee equal to 20% of any New Trading Profit* recognized by the Fund as of such Performance Fee Calculation Date. When there is an accrued Performance Fee at the time any capital withdrawal is made, the Performance
                              Fee attributable to such reallocation will be paid. Such Performance Fee shall be determined by multiplying the Performance Fee that would have been paid had the date of the capital withdrawal been a Performance Fee Calculation
                              Date by the fraction the numerator of which is the amount of the capital withdrawal and the denominator of which is the Net Asset Value of the Fund immediately prior to the capital withdrawal, in each case prior to reduction for the accrued Performance Fee. Such Performance
                              Fee will be paid from and reduce the amount of the capital withdrawal.

                              The Manager will receive a portion of any such
                              Performance Fees payable to the Trading Advisor.
------------------------------------------------------------------------------
MLPF&S        Brokerage       The Fund's brokerage commissions will be paid
              Commissionsons  the completion or liquidation of a trade and are referred to as "round-turn" commissions, which cover both the initial purchase (or sale) and the subsequent offsetting sale (or purchase) of a commodity futures contract (a "round-turn" commission). A portion of the brokerage fees payable by the Fund will be paid to the Fund's executing brokers, which may or may not include
                              MLPF&S, as the commission for their execution services.

                              The "round-turn" commissions paid by the Fund will in no case exceed $15 per round-turn plus fees (except in the case of certain foreign contracts on which the rates may be as high as $100 per round-turn plus fees due to the large size of the contracts traded). In general, the Manager estimates that aggregate brokerage commission charges (including F/X spreads) will not exceed 3.5% and should range between 1.2% and 2.9% per annum of the Fund's average month-end assets.
------------------------------------------------------------------------------
* "New Trading Profit" equals any increase in the Net Asset Value of the Fund as of the current Performance Fee Calculation Date over the High Water Mark attributable to Fund. The High Water Mark attributable to the Fund is equal to the highest Net Asset Value attributable to the Fund after reduction for the Performance Fee then paid, as of any preceding Performance Fee Calculation Date. The High Water Mark shall be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals are made from the Fund (other than to pay expenses). The proportionate High Water Mark reduction made as a result of capital withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such capital withdrawal by the fraction the numerator of which is the Net Asset Value of the Fund immediately following such reallocation and the denominator of which is the Net Asset Value of the Fund immediately before such capital withdrawal, in each case prior to reduction for any accrued Performance Fee.

------------------------------------------------------------------------------
              Nature of
Recipient     Payment                   Amount of Payment
------------------------------------------------------------------------------
Various,      Currency        The Fund's currency trades, if any, may be
Banks and     (F/X)           executed in the spot and forward foreign
Dealers,      Dealer          exchange markets (the "F/X Markets") where there
including     Spreads         are no direct execution costs. Instead, the
Merrill                       participants, banks and dealers in the F/X
Lynch                         Markets, including Merrill Lynch International
International                 Bank ("MLIB"), take a "spread" between the
Bank                          prices at which they are prepared to buy and
                              sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Fund. The Manager anticipates that some of the Fund's foreign currency trades may be executed through MLIB, an affiliate of the Manager.

                              Should the Fund engage in exchange for physical
                              ("EFP") trading, the Fund would acquire cash
                              currency positions through banks and dealers,
                              including Merrill Lynch. The Fund would pay a
                              spread when they exchange these positions for
                              futures. This spread would reflect, in part, the
                              different settlement dates of the cash and the
                              futures contracts, as well as prevailing
                              interest rates, but also includes a pricing
                              spread in favor of the dealer, such as MLIB.
------------------------------------------------------------------------------
Service       Operating       The Fund pays, in addition to the other expenses
Providers,    Costs           described above, its operating costs --
including                     including, without limitation: ongoing offering
Merrill                       expenses; execution and clearing brokerage
Lynch                         commissions (as described above); forward and
Entities                      over-the-counter trading spreads;
                              administrative, transfer, exchange and
                              redemption processing, legal, regulatory, filing, tax, audit, escrow, accounting and printing fees and expenses -- as well as extraordinary expenses. Such operating costs are allocated pro rata among the Fund's Classes of Units based on their respective Net Asset
                              Values.

                              The Manager has retained an outside service
                              provider to supply certain services, including,
                              but not limited to, tax reporting, accounting
                              and escrow services, to the Fund. Operating
                              costs include the Fund's allocable share of the
                              fees and expenses of such service provider, as
                              well as the fees and expenses of any Merrill
                              Lynch entity or other service provider which may
                              provide such (or other) services in the future.
------------------------------------------------------------------------------
The Manager   Organization-   The Manager may advance the expenses incurred in
              al and          connection with the organization of Fund
              Initial         and the initial of its Units. Such
              Offering        costs are estimated to range from $100,000 to
              Costs           $150,000 although they could exceed this
                              estimate. The Fund will reimburse the Manager
                              for these costs from the proceeds of the
                              issuance of the Fund's Units. Such costs are
                              amortized against Net Asset Value in 60 monthly
                              installments, beginning with the first month-end
                              after the initial issuance of such Units (for
                              financial reporting purposes, all such costs
                              must be deducted from Net Asset Value as of the
                              date of such initial issuance).
------------------------------------------------------------------------------

Conflicts of Interest

      Merrill Lynch-Affiliated Entities

Other than the Trading Advisor, many of the parties involved in the operations of the Fund are affiliated with Merrill Lynch. Consequently, many of the business terms of the Fund have not been negotiated at arm's-length. Were investors to seek redress from Merrill Lynch for damages relating to the offering of the Units or the operations of the Fund, they (i) would be unlikely to have recourse against any Merrill Lynch entity which is not a direct party to an agreement with the Fund, and (ii) would be likely to have such recourse even in the case of such entities only on a derivative basis, suing not individually but in the right of the Fund.

      MLPF&S and MLIB

MLPF&S executes trades for different clients in the same markets at the same time. Consequently, other clients may receive better prices on the same trades than the Fund, causing the Fund to pay higher prices for its positions.

Many MLPF&S clients pay lower brokerage rates, and MLIB clients pay lower bid-ask spreads, than the Fund. Brokerage commissions and bid-ask spreads have a major impact on the Fund's performance, and the cumulative effect of the higher rates paid by the Fund is material.

MLPF&S and MLIB each must allocate their resources among many different clients. They have financial incentives to favor certain accounts over the Fund. Because of the competitive nature of the markets in which the Fund trades, to the extent that any of MLPF&S or MLIB prefer other clients over the Fund, the Fund is likely to incur losses.

MLPF&S and MLIB do not have to compete to provide services to the Fund; consequently, there is no independent check on the quality of their services.

  The Manager

        Use of Merrill Lynch Affiliates
        -------------------------------

The Manager and its affiliates are the Fund's primary service providers, other than the Trading Advisor and certain executing brokers utilized by the Fund, and will remain so even if using other firms would be more advantageous for the Fund.

        Other Funds Sponsored by the Manager
        ------------------------------------

The Manager might be able to add more value to the Fund were certain Manager personnel to focus exclusively on managing the Fund, but none do so. The Manager benefits from operating accounts other than the Fund because such accounts generate significant revenues for it, and also diversify the Manager's exposure to one or more of such accounts performing poorly.

The Manager sponsors numerous funds and has financial incentives to favor certain of such funds over the Fund.

Certain clients of the Manager pay materially lower brokerage rates than do the Fund. In particular, certain institutional clients of Merrill Lynch receive, as a result of arm's-length negotiations, better commission rates than the Fund.

There is, in general, a shortage of qualified futures trading advisors available to manage customer assets. The Manager has a conflict of interest in selecting the Trading Advisor for the Fund and for other accounts sponsored by the Manager.

Because the Fund pays brokerage commissions and forward trading spreads to MLPF&S and MLIB on a per trade basis, the Manager has an incentive to select a trading advisor which trades in higher volume, generating more revenue for MLPF&S.

Because the Manager receives a rebate of a portion of the Performance Fees paid to the Trading Advisor, the Manager may have an incentive to select a more speculative trading advisor for the Fund than the Manager otherwise would.

The Manager may from time to time have a conflict of interest between facilitating the ongoing offering of the Units and making trading advisor or other changes which the Manager would otherwise believe to be in the best interests of the Fund.

The Trading Advisor

           Other Clients and Business Activities of the Trading
           ----------------------------------------------------
Advisor

The Fund might benefit significantly from an exclusive focus by the Trading Advisor on the Fund rather than on its other accounts, including accounts owned by its principals. The Fund could be adversely affected by the fact that the Trading Advisor trades other accounts at the same time that it is managing the Fund's account. The Trading Advisor has numbers different clients and financial incentives to favor certain of such clients over the Fund.

The Trading Advisor and its principals devote a substantial portion of its business time to ventures and accounts other than managing the Fund's account, including, in some cases, ventures which are unrelated to futures trading.

The Trading Advisor acts, and may continue to act in the future, as a sponsor of its own single- or multi-advisor futures funds. Such funds may, from time to time, be in direct competition with the Fund for positions in the market.

           Brokers and Dealers Selected by Trading Advisor
           -----------------------------------------------

The Trading Advisor may require, as a condition of its managing the Fund's account, that such account trade through certain non-Merrill Lynch brokers with which the Trading Advisor has ongoing business dealings (even though Merrill Lynch remains the clearing broker for the Fund). The Trading Advisor may have a conflict of interest between insisting on the use of such brokers and using the brokers most advantageous for the Fund.

The Trading Advisor may execute a number of the trades for the Fund's account through executing brokers affiliated with the Trading Advisor.

           Performance Fees
           ----------------

The fact that the Trading Advisor is eligible to receive Performance Fees may cause it to trade in a more speculative fashion than it otherwise would.

      Financial Advisors

Financial Advisors are the individual Merrill Lynch brokers who deal directly with Merrill Lynch clients. Financial Advisors are compensated, in part, on the basis of the amount of securities commissions which they generate from client transactions. Financial Advisors receive initial selling commissions and ongoing compensation on the Units they sell and have a financial incentive to encourage investors to purchase and not to redeem their Units.

      Proprietary Trading

The Manager, MLPF&S, the Trading Advisor, their respective affiliates, principals and related persons may trade in the commodity markets for their own accounts as well as for the accounts of their clients. Records of this trading will not be available for inspection by investors in the Fund. Such persons may take positions which are the same as or opposite to those held by the Fund. As a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other actions not in violation of their fiduciary or other duties -- such persons may from time to time take positions in their proprietary accounts ahead of the positions taken for the Fund, as well as that on occasion orders may be filled more advantageously for the account of one or more such persons than for the Fund's account.

      Transactions Between Merrill Lynch and the Fund

The majority of the service providers to the Fund, other than the Trading Advisor, the Fund's independent registered public accounting firm and outside counsel to Merrill Lynch, are affiliates of Merrill Lynch, including the exclusive clearing broker for the Fund, MLPF&S. Merrill Lynch negotiated with the Trading Advisor regarding the level of its advisory fees and performance-based compensation. However, none of the fees paid by the Fund to any Merrill Lynch party were negotiated, and they are higher than would have been obtained in arm's-length bargaining.

The Fund pays Merrill Lynch substantial brokerage commissions as well as bid-ask spreads on forward currency trades. The Fund also pays MLPF&S interest on short-term loans extended by MLPF&S to cover losses on foreign currency positions.

In the case of EFP transactions with MLIB, Merrill Lynch recognizes certain incremental profits from the "differential" at which the Fund's cash currency positions are exchanged for futures. Although MLPF&S will incur brokerage costs (without any incremental brokerage commission revenue) on the futures "side" of such EFPs, the Manager may have a financial incentive to encourage the Trading Advisor to trade EFPs to a greater extent than it otherwise might.

Certain entities in the Merrill Lynch organization are the beneficiary of certain of the revenues generated from the Fund. The Manager controls the management of the Fund and serves as its sponsor. Although the Manager has not sold any assets, directly or indirectly, to the Fund, the Manager makes substantial profits from the Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Manager or any of its principals and the Fund.

Regulation

The Manager and the Trading Advisor are registered with the CFTC as a commodity pool operators and commodity trading advisors and are members of the NFA in such capacities. MLPF&S is registered with the CFTC as a futures commission merchant and is a member of the NFA in such capacity. MLPF&S is a clearing member of the Chicago Board of Trade and the Chicago Mercantile Exchange, and is either a clearing member or member of all other principal U.S. futures and futures options exchanges. Other than in respect of the registration requirements pertaining to the Fund's securities under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Fund is generally not subject to regulation by the SEC. However, the Manager itself is registered as an "investment adviser" under the Investment Advisers Act of 1940. MLPF&S is also regulated by the SEC and the National Association of Securities Dealers.

Tax Allocations

Each Unit has a Tax Account and a Capital Account. As of the date that a Unit is issued, its Tax and Capital Accounts are equal, and the Fund's tax allocations, as described below, are intended to maintain equal Tax and Capital Accounts for each Unit.

Members are taxed each year on any gains recognized by the Fund, whether or not the Member redeems any Units or receives any distributions from the Fund.

40% of any trading profits on U.S. exchange-traded contracts are taxed as short-term capital gains at a maximum 35% ordinary income rate, while 60% of such gains are taxed as long-term capital gains at a 15% maximum rate for individuals for long-term capital gains recognized in taxable years beginning on or before December 31, 2008. The Fund's trading gains from other contracts will be primarily short-term capital gains. This tax treatment applies regardless of how long a Member holds Units. If, on the other hand, a Member holds a stock or bond for more than 12 months, all the gain realized on its sale would generally be taxed at a 15% maximum rate.

Losses on the Units may be deducted against capital gains. However, capital losses in excess of capital gains may only be deducted against ordinary income to the extent of $3,000 per year. Consequently, Members could pay tax on the Fund's interest income even though the value of their Units has declined.

Tax items will be allocated among the Units, as of December 31 of each year, as follows:

In respect of each fiscal year, taxable gains will be allocated first, to Members who have redeemed Units during such year (including as of December
31), to the extent of the positive difference (if any) between the amounts received or receivable upon redemption and the respective Tax Account balances of the redeemed Units. Second, gains will be allocated to Members to the extent of the positive difference (if any) between the Capital Account balances and the Tax Account balances attributable to their remaining Units. Third, gains will be allocated among all outstanding Units based on their respective Net Asset Values.

In respect of each fiscal year, taxable losses will be allocated first, to Members who have redeemed Units during such year (including as of December
31), to the extent of the negative difference (if any) between the amounts received or receivable upon redemption and the respective Tax Account balances of the redeemed Units. Second, losses will be allocated to Members to the extent of the negative difference (if any) between the Capital Account balances and Tax Account balances attributable to their Units. Third, losses will be allocated among all outstanding Units based on their respective Net Asset Values.

In the case of each of the first and second allocation levels described above, if there is insufficient gain or loss to make the complete allocation required at such level, the allocation will be made pro rata among all Units which are subject to an allocation at such level based on the respective amounts which such Units would have been allocated had a complete allocation been possible.

The Fund will typically allocate tax items on a gross rather than a net basis, so as to ensure that Members' Capital and Tax Accounts are equalized as of the end of each fiscal year.

Exchanging out of the Fund will be treated as a redemption, and exchanging into the Fund as a new subscription, for purposes of the foregoing allocations.

Sponsor, management and performance fees as well as operating expenses will be allocated, for tax purposes, to the Tax Accounts of the Units based on the amount of the foregoing actually debited from the Units' respective Capital Accounts.

Other than in respect of the tax allocations relating to the Sponsor's fee (which differs among the different Classes), the Funds' tax allocations do not distinguish between the different Classes of Units.

  Reg. S-K Item (c)(1)(i) through (xii) - not applicable.

    (xiii) The Fund has no employees.

(d)   Financial Information About Geographic Areas

The Fund does not engage in material operations in foreign countries (although it does trade from the United States in foreign currency forward contracts and on foreign futures exchanges), nor is a material portion of its revenues derived from foreign customers.

(e)   Available information.

      Not Applicable

(f)   Reports to Members

Each month the Manager sends such information to the Members as the CFTC requires to be given, as well as any such other information as the Manager may deem appropriate (including the percentage change in the Net Assets of the Fund during such month and the Net Asset Value per Unit). Members will also receive, not more than 90 days after the close of the Fund's fiscal year, audited financial statements and the tax information necessary for the preparation of their annual federal income tax returns.

The approximate Net Asset Value per Unit is available at any time from the Manager upon request.

(g)   Enforceability of Civil Liabilities Against Foreign Persons

      Not Applicable.

Item 2: Financial Information

      (a) Selected Financial Data

      The Fund has only recently been organized and, as of October 31, 2004, has not commenced operations. The Fund has no financial history.

Item 3: Properties

The Fund does not own or use any physical properties in the conduct of its business. The Manager or an affiliate performs administrative services for the Fund from the Manager's office.

Item 4: Security Ownership of Certain Beneficial Owners and Management

(a)   Security ownership of certain beneficial owners

As of October 31, 2004, no person or "group" is known to be or have been the beneficial owner of more than 5% of the Units.

(b)   Security ownership of management

The Fund has no officers or directors. Under the terms of the Operating Agreement, the Fund's affairs are managed by the Manager, which has discretionary authority over the Fund's trading. As of October 31, 2004, the Manager, the principals of the Manager and the Trading Advisor did not own any Units. The Manager and its principals may, in the future, invest in Units of the Fund. The Manager will invest $10,000 in the Fund on or about January 1, 2005 in order to qualify as the "tax matters partner" of the Fund.

(c)   Changes in Control

None.

Item 5: Directors and Executive Officers

(a) and (b) Identification of directors and executive officers.

As a limited liability company, the Fund itself has no officers or directors and is managed by the Manager. Trading decisions are made by the Trading Advisor on behalf of the Fund.

The principal officers and managers of the Manager and their business backgrounds are as follows.

ROBERT M. ALDERMAN         Chairman, Chief Executive Officer,
                           President and Manager

STEVEN B. OLGIN            Vice President, Chief Operating Officer
                           and Manager

MICHAEL L. PUNGELLO        Vice President, Chief Financial Officer
                           and Manager

JEFFREY F. CHANDOR         Manager

Robert M. Alderman was born in 1960. Mr. Alderman is a Managing Director of Merrill Lynch Global Private Client, and Chief Executive Officer, President and a Manager of the Manager. He is responsible for coordinating a global sales effort and managing the retail product line, which includes hedge funds, private equity opportunities, managed futures funds and exchange funds. Prior to re-joining Merrill Lynch and the International Private Client Group in 1999, he was a partner in the Nashville, Tennessee-based firm of J.C. Bradford & Co. where he was the Director of Marketing, and a National Sales Manager for Prudential Investments. Mr. Alderman first joined Merrill Lynch in 1987 where he worked until 1997. During his tenure at Merrill Lynch, Mr. Alderman has held positions in Financial Planning, Asset Management and High Net Worth Services. He received his Master of Business Administration from the Carroll School of Management, Boston College and a Bachelor of Arts from Clark University.

Steven B. Olgin was born in 1960. Mr. Olgin is a Director of Merrill Lynch Global Private Client, Vice President, Chief Operating Officer and a Manager of the Manager. Before joining the Manager in 1994, Mr. Olgin was an associate at the law firm of Sidley & Austin. Mr. Olgin graduated from The American University with a Bachelor of Science in Business Administration and a Bachelor of Arts in Economics, and received his Juris Doctor from The John Marshall Law School. Mr. Olgin is a member of the Managed Funds Association's Government Relations Committee and has served as an arbitrator for the National Futures Association.

Michael L. Pungello was born in 1957. Mr. Pungello is the Vice President, Chief Financial Officer and Manager of the Manager. Prior to joining Merrill Lynch in 1998, Mr. Pungello was a partner with Deloitte & Touche LLP. He graduated from Fordham University with a Bachelor of Science degree in Accounting and received his Master of Business Administration degree in Finance from New York University.

Jeffrey F. Chandor was born in 1942. Mr. Chandor is currently a Manager of the Manager. Mr. Chandor became a Manager of the Manager on April 1, 2003. He was a Senior Vice President, Director of Sales, Marketing and Research and a Director of Merrill Lynch Investment Partners, Inc., a predecessor to the Manager. He joined Merrill Lynch, Pierce, Fenner & Smith Incorporated in 1971 and has served as the Product Manager of International Institutional Equities, Equity Derivatives and Mortgage-Backed Securities as well as Managing Director of International Sales in the United States, and Managing Director of Sales in Europe. Mr. Chandor holds a Bachelor of Arts degree from Trinity College, Hartford, Connecticut.

The Manager acts as general partner to three public futures funds whose units of limited partnership interest are registered under the Securities Exchange Act of 1934: The Futures Expansion Fund Limited Partnership, John W. Henry & Co./Millburn L.P. and ML JWH Strategic Allocation Fund L.P. Because the Manager serves as the sole general partner of each of these funds, the officers and managers of the Manager effectively manage them as officers and directors of such funds. Prior to December 31, 2003, the Manager (while still known as MLIM Alternative Strategies LLC) acted as general partner of six public futures funds whose units of limited partnership interest are registered under the Securities Exchange Act of 1934.

The principals of the Trading Advisor and their business backgrounds are as follows.

David Walsh, Managing Director and Chief Investment Officer. Mr. Walsh has been involved in the alternative investment industry since 1989. David has managed money both from a systematic and discretionary standpoint, as well as having experience in a bank treasury environment. Having initially been hired by Gandon Financial Fund Management in Dublin, he worked as a Proprietary Trader in Foreign Exchange, utilizing an array of technical and fundamental tools in recording consecutive profitable years throughout his time at the firm. He was subsequently hired by ABN AMRO in 1992 as a Senior Dealer. In 1994, the desire to return once more to fund management led to his joining Appleton as Head of Trading. He was promoted to General Manager in 1996. Since inception, David has held ultimate responsibility for all investment management funds and programs and, with the Research Director, oversees all ongoing research and trading activities. In 1999 he led the management buyout of the firm in conjunction with the other principals and is the single largest shareholder. David holds a B.Sc. in Applied Mathematics from the University of Limerick, Ireland.

Justin Daly, Research Director. Mr. Daly has been involved in the quantitative research of financial markets since 1994. He is responsible for all of the firm's quantitative research efforts. Having won the prestigious Entrance Exhibition Prize, Mr. Daly embarked on a stellar academic career at Trinity College, Dublin. In the course of a B.A. (Hons) in Pure Mathematics, his awards included the Arthur Lyster Award, the Lloyd Exhibition, the Minchin Prize and the Bishop Law Prize, all for his work in the field of Mathematics. He was also awarded a Foundation Scholarship for Mathematics, the highest award available to an undergraduate, and the Gold Medal upon graduation. Justin was recruited by Appleton in 1994 to work initially as a Quantitative Researcher and Programmer. His time at the firm has focused largely on advanced option pricing, optimisation processes and trend-based price forecasting techniques. He was also instrumental in developing an option pricing model to be used in the selection and trading of option strategies. He was involved in the management buyout in 1999 and appointed Research Director.

Jeremy O'Friel, Sales and Marketing Director. Mr. O'Friel is responsible for global business development and client relations strategy and operation. Having joined the firm in 1996, he worked initially on the execution desk before moving full-time into a sales role. He has won mandates from the wide range of client classifications that make up Appleton's customer base. He is also heavily involved in the alternative investment industry and has sat on the Managed Funds Association's Communications and Foreign Relations Committees. In the course of this, he was a regular contributor to the MFA Reporter magazine with articles related to alternative investments in general. He has also been a contributor to the Financial Times USA and various other trade magazines and journals. Jeremy graduated from University College, Dublin, with a B.Comm (Hons) and a Masters in Business from the Graduate School of Business. He also holds the Chartered Financial Analyst designation. With David Walsh and Justin Daly, he completed the management buyout of the firm and sits on the Board of Directors with his partners.

(c) Identification of certain significant employees

None.

(d) Family relationships

None.

(e) Business experience

See Item 5 (a) and (b) above.

(f) Involvement in certain legal proceedings

None.

(g) Promoters and control persons

Not applicable.

Item 6: Executive Compensation

The officers of the Manager are remunerated by Merrill Lynch in their respective positions. The Fund does not itself have any officers, directors or employees. As described in Item 1(c) above, the Fund pays the Manager, MLPF&S, MLIB and the Trading Advisor various forms of compensation for the services performed for the Fund described above. The officers receive no "other compensation" from the Fund. There are no compensation plans or arrangements relating to a change in control of either the Fund or the Manager.

Item 7: Certain Relationships and Related Transactions

(a)   Transactions Between Merrill Lynch and the Fund

Many of the service providers to the Fund are affiliates of Merrill Lynch, although the Trading Advisor is not an affiliate of Merrill Lynch. The Manager negotiated with the Trading Advisor over the level of its management fee and performance fee. However, none of the fees paid by the Fund to any Merrill Lynch party were negotiated, and they are higher than would have been obtained in arm's-length bargaining.

As noted above, the Fund pays Merrill Lynch substantial brokerage commissions, administrative fees, selling commissions and bid-ask spreads on forward currency trades.

Within the Merrill Lynch organization, the Manager is the beneficiary of the revenues received by different Merrill Lynch entities from the Fund. The Manager controls the management of the Fund and serves as its promoter. Although the Manager has not sold any assets, directly or indirectly, to the Fund, the Manager makes substantial profits from the Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Manager or any of its principals and the Fund.

The Manager pays substantial selling commissions and trailing commissions to MLPF&S for distributing the Units. The Manager is ultimately paid back for these expenditures from the revenues it receives from the Partnership.

(b)   Certain Business Relationships

MLPF&S, an affiliate of the Manager, acts as the principal commodity broker for the Fund. Additionally, the Manager and its affiliates may have derived certain economic benefits from possession of the Fund's assets, as well as from foreign exchange and exchange for physical trading.

See Item 1(c) "Narrative Description of Business -- Charges" for a discussion of other business dealings between the Manager and the Fund.

(c)   Indebtedness of Management

The Fund is prohibited from making any loans to management or otherwise.

(d)   Not applicable.

Item 8: Legal Proceedings

There have been no administrative, civil or criminal actions, whether pending or concluded, against Merrill Lynch or any of its individual principals during the past five years which would be considered "material" as that term is used in Item 103 of Regulation S-K, except as described below.

On April 6, 2000, MLPF&S consented to an Order Instituting Administrative Proceedings, Making Findings of Fact, Issuing a cease-and-desist order, and Imposing Remedial Sanctions by the SEC, in a matter captioned, "In the Matter of Merrill Lynch, Pierce, Fenner & Smith Incorporated," SEC Administrative Proceeding File No. 3-10180, pursuant to which MLPF&S, without admitting or denying the allegations against it, consented to a finding by the SEC that MLPF&S had willfully violated Sections 17(a)(2) and 17(a)(3) of the Securities Act. MLPF&S agreed to cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act, and to pay a total of $5.6 million in penalties and other payments.

On May 21, 2002, MLPF&S, with no admission of wrongdoing or liability, agreed to pay $48 million to the State of New York, $50 million to the remaining states, Washington, D.C. and Puerto Rico and $2 million to the North American Securities Administrators Association relating to an investigation conducted by the New York Attorney-General concerning research practices.

On March 19, 2003, Merrill Lynch & Co., Inc., the parent company and an approved person of MLPF&S, consented to an injunctive action instituted by the SEC. In its complaint, the SEC alleged that, in 1999, Merrill Lynch aided and abetted Enron Corp.'s ("Enron") violations of Sections 10(b), 13(a), 13(b)(2) and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-3 and 13b2-1 thereunder, as a result of Merrill Lynch engaging in certain year-end transactions designed and proposed by Enron. Without admitting or denying the allegations, Merrill Lynch consented to the entry of an injunction enjoining it from violating the above-referenced provisions, and agreed to pay disgorgement, penalties and interest in the amount of $80 million. In its release announcing the settlement, the SEC acknowledged that in agreeing to resolve this matter on the terms described above, the SEC took into account certain affirmative conduct by Merrill Lynch.

In April 2003, MLPF&S entered into a settlement with the SEC, the National Association of Securities Dealers, Inc. ("NASD") and the New York Stock Exchange ("NYSE") as part of a joint settlement with the SEC, the NASD and the NYSE arising from a joint investigation by the SEC, the NASD and the NYSE into research analyst's conflicts of interest. Pursuant to the terms of the settlement with the SEC, NASD and NYSE, MLPF&S, without admitting or denying the allegations, consented to a censure. In addition, MLPF&S agreed to a payment of (i) $100 million, which was offset in its entirety by the amount already paid by MLPF&S in the related proceeding with the State of New York and the other states (ii) $75 million to fund the provision of independent research to investors; and (iii) $25 million to promote investor education. The payments for the provision of independent research to investors and to promote investor education are required to be made over the course of the next five years. MLPF&S also agreed to comply with certain undertakings.

Item 9: Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

(a)   Market information

There is no trading market for the Units, and none is likely to develop. Units may be redeemed or transferred subject to the conditions imposed by the Operating Agreement.

(b)   Holders

As of October 31, 2004, there were no holders of Units.

(c)   Dividends

The Manager has sole discretion in determining what distributions, if any, the Fund will make to Members.

Item 10: Recent Sales of Unregistered Securities

The Fund has neither offered nor sold any securities.

Units are privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act in reliance on the exemption from registration provided by Rule 506 under the Securities Act. No underwriting discounts or underwriting commissions will be paid in connection with such sales.

Item 11: Description of Registrant's Securities to be Registered.

The securities to be registered consist of Units of Limited Liability Company Interests.

The Fund's Operating Agreement effectively gives the Manager full control over the management of the Fund. Members have no voice in its operations. The Manager is exculpated and indemnified by the Fund against claims sustained in connection with the Fund, provided that such claims were not the result of gross negligence or intentional misconduct and that the Manager determined that such conduct was in the best interests of the Fund.

Although as Members, investors have no right to participate in the control or management of the Fund, they are entitled to: (i) vote on or approve certain changes to the Operating Agreement or the term of the Fund, (ii) receive annual audited financial statements, monthly information as the CFTC requires and timely tax information; (iii) inspect the Fund's books and records; (iv) redeem Units, barring suspension of redemptions; and (v) remove the Manager as manager of the Fund in accordance with the procedure as set forth in the next paragraph.

Upon at least 60 days written notice to the Manager and all Investors in the Fund, the Manager may be required to withdraw as manager of the Fund by a vote of Members owning not less than 50% of the Units of this FuturesAccess Fund. Any such removal shall be effective as of the end of the calendar quarter in which such vote occurs.

Members or their duly authorized representatives may inspect the Fund's books and records, for any purpose reasonably related to their status as members in the Fund, during normal business hours upon reasonable written notice to the Manager. They may obtain copies of such records upon payment of reasonable reproduction costs.

The Operating Agreement provides for the economic and tax allocations of the Fund's profit and loss. Capital accounts have been established for each Unit, and for the Manager on a Unit-equivalent basis. Economic allocations are based on investors' capital accounts (including the Manager's capital account), and the tax allocations generally attempt to equalize tax and capital accounts by, for example, making a priority allocation of taxable income to Members who redeem at a profit. For the purposes of maintaining capital accounts, amounts payable to the Manager for items such as services fees are treated as if paid or payable to a third party and are not credited to the capital account or interest held in the Fund held by the Manager.

The Manager may amend the Operating Agreement in any manner not adverse to the Members without need of obtaining their consent. These amendments can be for clarification of inaccuracies or ambiguities, modifications in response to changes in tax code or regulations or any other changes the Manager deems advisable.

      The Fund has agreed to indemnify the Manager, as manager, for actions taken on behalf of the Fund, provided that the Manager's conduct was in the best interests of the Fund and the conduct was not the result of gross negligence or intentional misconduct.

      (a)(1)(i) Dividend Rights. Distributions may be made in the Manager's discretion, although it does not contemplate making any.

      (ii) Terms of Conversion. Not applicable.

      (iii) Sinking Fund Provisions. Not applicable.

      (iv) Redemption Provisions. Units may be redeemed as of the end of any calendar month upon 10 days' oral or written notice. Members who have Merrill Lynch customer securities accounts may give such notice by contacting their Merrill Lynch Financial Advisor, orally or in writing; Members who no longer have a Merrill Lynch customer securities account must submit written notice of redemption, with signature guaranteed by a United States bank or broker-dealer, to the Manager. The Fund shall not charge a redemption fee. Units are redeemable at the Net Asset Value thereof as of the close of business on the date of their redemption, minus any accrued fees (including Performance Fees) and brokerage commissions, and payment will be distributed generally approximately 10 business days after the effective date of redemption, although there can be no assurance of the timing of such payment.

      (v) Voting Rights. None of the Units carry any voting rights. However, the owners of the Units do have the power to approve the dissolution of the Fund at a specified time and to approve an amendment to the Operating Agreement by obtaining the consent of more than fifty percent of the aggregate value of the Units then owned by the Members.

      (vi) Classification of the Board of Directors. Not applicable.

      (vii) Liquidation Rights. Upon the occurrence of an event causing the dissolution of the Fund, payment of creditors and distribution of the Fund's assets will be effected as soon as practicable in accordance with the Delaware Limited Liability Company Act. In such event, the Manager and each Member will share in the assets of the Fund pro rata in accordance with its or his respective interests in the Fund, less any amount owing by such Member to the Fund.

      (viii) Preemption Rights. Not applicable.

      (ix) Liability Imposed on the Stockholders. Except as otherwise provided by law, liability of Members for the liabilities of the Fund is limited to the capital contribution of the Member plus its or his share of undistributed profits and assets, if any, including any obligation under law to return to the Fund distributions and returns of contributions.

      (x) Restriction on Alienability. Units are subject to restriction on alienability. Assignment, transfer or disposition of any Units or part or all of any right, title or interest in the capital or profits of the Fund by a Member may only be effected by giving written notice to and receiving the written consent of the Manager and must be in compliance with federal and state securities laws.

      (xi) Provision that Discriminates Against a Stockholder. Not applicable.

      (a)(2) - (a)(5) Not applicable.

      (b) Debt Securities. Not applicable.

      (c) Warrants and Rights. Not applicable.

      (d) Other Securities. Securities to be registered consist of Units of Limited Liability Company Interest.

      (e) Market Information on Securities Other Than Common Equity. Not applicable.

      (f) American Depository Receipts. Not applicable.

Item 12: Indemnification of Directors and Executive Officers

The Fund shall indemnify and hold harmless the Manager, its affiliates, and their respective officers, employees, representatives and agents (each, a "Manager Party" and, collectively, the "Manager Parties") from and against any claims, costs, expenses, damages or losses (including, without limitation, from and against any judgment, settlement, attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) suffered or sustained by any of them by reason of the fact that a Manager Party is or was connected in any respect with the Fund; provided, that the conduct or omission which led to such claim, cost, expense, damage or loss was in, or not opposed to, the best interests of the Fund and that such conduct or omission did not constitute gross negligence or intentional misconduct on the part of such Manager Party.

The Fund shall advance payments asserted by a Manager Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due; provided, that such Manager Party agrees in writing to return any amounts so advanced (without interest) in the event such indemnification is finally determined not to be due.

Whether or not a Manager Party is entitled to indemnification shall be determined by the judgment of independent counsel as to whether such Manager Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

In the event the Fund is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Member's activities, obligations or liabilities unrelated to the Fund's business, such Member shall indemnify and reimburse the Fund for all loss and expense incurred, including attorneys' fees.

Item 13: Financial Statements and Supplementary Data

The financial statements with regard to the Manager required by this Item are included beginning on page 28. The Fund has only recently been organized and, as of October 31, 2004, has not commenced operations. The Fund has no financial history.

The supplementary financial information specified by Item 302 of Regulation S-K is not applicable.

Item 14: Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 15: Financial Statements and ExhibitS

(a)(1)     Financial Statements

The following financial statements required by this Item begin following the Index to financial statements on page 28.

The Manager
-----------

Balance Sheet as of December 26, 2003

Notes to Balance Sheet of December 26, 2003

Independent Registered Public Accounting Firm's Report

Balance Sheet as of March 31, 2004 (unaudited)

Notes to Balance Sheet of March 31, 2003.

(a)(2) Financial Statement schedules not included in this Form 10 have been omitted for the reason that they are not required or are not applicable.

(b)   Exhibits

The following documents (unless otherwise indicated) are filed herewith and made part of this Registration Statement.

-----------------------------------------------------------------
Exhibit Designation    Description          Page Number
-----------------------------------------------------------------
1.01                   Selling Agreement
                       between ML Appleton
                       FuturesAccess LLC
                       and Merrill Lynch,
                       Pierce, Fenner &
                       Smith Incorporated
-----------------------------------------------------------------
3.01                   Certificate of
                       Formation of ML
                       Appleton
                       FuturesAccess LLC
-----------------------------------------------------------------
3.02                   Limited Liability
                       Company Operating
                       Agreement of ML
                       Appleton
                       FuturesAccess LLC
-----------------------------------------------------------------
10.01                  Customer Agreement
                       between ML Appleton
                       FuturesAccess LLC
                       and Merrill Lynch,
                       Pierce, Fenner &
                       Smith Incorporated*
-----------------------------------------------------------------
10.02                  Advisory Agreement
                       by and among ML
                       Appleton
                       FuturesAccess LLC,
                       ML Appleton
                       FuturesAccess LTD.,
                       Appleton Trading
                       Company, Inc. and
                       Merrill Lynch
                       Alternative
                       Investments LLC
-----------------------------------------------------------------
*To be filed by amendment.

                                  SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 20, 2004

                               ML APPLETON FUTURESACCESS LLC

                               By:   Merrill Lynch Alternative
                                     Investments, LLC
                                     Manager

                               By:   /s/ Steven B. Olgin
                                     ---------------------------------
                                     Name:   Steven B. Olgin
                                     Title:  Vice President, Chief Operating
                                     Officer and Manager

Index to Financial Statements

The Manager                                                      Page
-----------                                                      ----

Balance Sheet as of December 26, 2003                            F-1

Notes to Balance Sheet of December 26, 2003                      F-3

Independent Registered Public Accounting Firm's Report           F-6

Balance Sheet as of March 31, 2004 (unaudited)                   F-7

Notes to Balance Sheet of March 31, 2004                         F-8

                   MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
                   -----------------------------------------

                                 BALANCE SHEET
                                 -------------
                               DECEMBER 26, 2003
                               -----------------

ASSETS

Cash                                                     $            519,383
Investments in Affiliated Partnerships                             11,733,333
Due from Affiliates                                                91,386,869
Receivables from Affiliated Partnerships                           11,101,693
Advances and Other Receivables                                     12,257,156
Deferred Charges                                                    4,649,122
Other Assets                                                           67,000
                                                         --------------------
TOTAL ASSETS                                                     $131,714,556
                                                         ====================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

        Accounts payable and accrued expenses                      $5,027,696
        Due to affiliates                                           2,738,830
                                                         --------------------
               Total liabilities                                    7,766,526
                                                         --------------------
MEMBERS' CAPITAL:                                                 123,948,030
                                                         --------------------
        Member's capital

TOTAL                                                            $131,714,556
                                                         ====================
See notes to balance sheet.


                       PURCHASERS OF UNITS WILL ACQUIRE
                          NO INTEREST IN THIS COMPANY

                   MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
                   -----------------------------------------

                            NOTES TO BALANCE SHEET
                            ----------------------
                               DECEMBER 26, 2003
                               -----------------

               ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
------------------------------------------------------------------------------


    Organization--Merrill Lynch Alternative Investments LLC (the "Company"), formerly MLIM Alternative Strategies LLC, is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM") which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML&Co."). The Company is registered as a commodity pool operator and a commodity trading advisor, and is registered as an investment adviser under the Investment Advisers Act of 1940.

    The Company serves as the sole general partner of The Futures Expansion Fund Limited Partnership (in liquidation), ML John W. Henry & Co./Millburn L.P. (Series A, B, and C), ML/AIS L.P. (in liquidation), ML Select Futures L.P., ML JWH Strategic Allocation Fund L.P., and ML Zweig-DiMenna LP (collectively, the "Affiliated Partnerships"). Additionally, the Company has sponsored or initiated the formation of various offshore entities ("Offshore Funds") engaged in the speculative trading of futures, options on futures, forwards and options on forward contracts. The Company also sponsors various offshore funds which invest in other partnerships.

    The Company creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, exchange funds and private equity funds.

    Estimates--The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Investments in Affiliated Partnerships--The Company's investments in its Affiliated Partnerships are valued using the Affiliated Partnerships' net asset value, which approximates fair value.

    Deferred Charges--Deferred charges represent compensation to ML&Co. affiliates for the sale of fund units to their customers. These costs are amortized over the maximum of a twelve month period.

    Cash, Due from Affiliates, Receivables from Affiliated Partnerships, Advances and Other Receivables, Accounts Payable and Accrued Expenses, and Due to Affiliates - The carrying amounts of these items approximate their fair value as of December 26, 2003 because of the nature of the accounts being either liquid or requiring settlement in the short term, defined as less than 1 year.

1.  RELATED PARTIES

    The Company's officers and directors are also officers of other subsidiaries of ML&Co. as well as the Affiliated Partnerships and Offshore Funds. An affiliate of the Company bears all of the Company's facilities and employee costs, for which it is reimbursed by the Company. Another affiliate, Merrill Lynch, Pierce, Fenner & Smith ("MLPF&S"), executes and clears the Affiliated Partnerships' trades as well as those of various Offshore Funds sponsored or managed by the Company. MLPF&S receives a fee for this service, generally based on the net assets of the Affiliated Partnerships and Offshore Funds.

    ML&Co. is the holder of the Company's excess cash, which is available on demand to satisfy payment of the Company's liabilities. ML&Co. credits the Company with interest, at a floating rate approximating ML&Co.'s average borrowing rate, based on the Company's average daily balance receivable. At December 26, 2003, $120,507,932 was subject to this agreement. The excess cash and other receivables and payables from ML&Co. and MLIM are included in Due from Affiliates.

    At December 26, 2003, the Company had receivables from Affiliated Partnerships and Offshore Funds for certain administrative, management and redemption fees. Additionally, the Company had receivables from certain Affiliated Partnerships and Offshore Funds for organizational and initial offering costs paid on behalf of such funds which are being reimbursed to the Company over various time periods (not exceeding two years).

    The Company determined that there may have been a miscalculation in the interest credited by an affiliate of the Company, to certain Affiliated Partnerships and Offshore Funds for a period prior to November 1996. Accordingly, ML&Co. is crediting current and former investors in affected funds with additional amounts totaling approximately $28,500,000, which includes compound interest. Through December 26, 2003, $26,925,950 had been paid to investors, with the remaining balance of $1,574,050 recorded as a liability on the balance sheet. The Company has determined that interest has been calculated appropriately since November 1996.

2.  INVESTMENTS IN AFFILIATED PARTNERSHIPS

    The limited partnership agreements of certain Affiliated Partnerships require the Company to maintain minimum capital contributions of 1 percent of the Affiliated Partnerships' net assets.

    At December 26, 2003, the Company's investments in its Affiliated Partnerships were as follows:

    The Futures Expansion Fund Limited Partnership          $     55,127
    John W. Henry & Co./Millburn L.P. (Series A)                  92,010
    John W. Henry & Co./Millburn L.P. (Series B)                 184,804
    John W. Henry & Co./Millburn L.P. (Series C)                  95,339
    ML/AIS L.P.                                                   50,834
    ML Select Futures I LP                                     2,843,856
    ML JWH Strategic Allocation Fund L.P.                      8,410,445
    ML Zweig DiMenna L.P.                                            918
                                                       ------------------

      Total                                                $  11,733,333
                                                           =============

    The following represents condensed combined financial information of the Affiliated Partnerships as of December 31, 2003 (in thousands):

    Assets                                               $ 1,070,446,402
                                                         ===============

    Liabilities                                               34,381,768
    Partners' Capital                                      1,036,064,634
                                                           -------------

    Total Liabilities and Partners' Capital              $ 1,070,446,402
                                                         ===============


    The Company's Affiliated Partnerships trade various futures, options on futures, forwards and options on forward contracts or hold positions in underlying funds which trade such instruments. Risk to such partnerships arises from the possible adverse changes in the market value of such contracts and the potential inability of counterparties to perform under the terms of the contracts. The risk to the Company is represented by the portion of its investments in Affiliated Partnerships derived from the unrealized gains contained in such Partnerships' net asset values.

3.  INCOME TAXES

    The Company is a single member limited liability company. As such, it is disregarded for U.S. tax purposes. The sole member will report the Company's income and expenses as its own.

4.  COMMITMENTS

    The Company is obligated to pay certain affiliates from its own funds, without reimbursement by its Affiliated Partnerships, ongoing compensation (up to a 3% annual rate) based upon the average month-end net assets in such Affiliated Partnerships, accrued monthly and paid quarterly, for units in such partnerships outstanding for more than twelve months.

5.  SUBSEQUENT EVENT

    Effective December 31, 2003, the Futures Expansion Fund L.P., ML/AIS L.P., and ML/AIS Ltd. suspended all trading operations and began the formal liquidation process.

INDEPENDENT AUDITORS' REPORT
----------------------------

Merrill Lynch Alternative Investments LLC:

We have audited the accompanying balance sheet of Merrill Lynch Alternative Investments LLC (the "Company") as of December 26, 2003. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at December 26, 2003, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP


New York, New York
April 8, 2004

                   MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
                   -----------------------------------------

                                 BALANCE SHEET
                                 -------------
                                MARCH 31, 2004
                                --------------
                                  (unaudited)
                                  -----------

ASSETS:

Cash                                                    $        740,728

Investments in Affiliated Partnerships                        12,902,152

Due from Affiliates                                          120,978,226

Receivables from Affiliated Partnerships                      12,284,559

Advances and Other Receivables                                13,977,605

Deferred Charges                                               5,874,006

Other Assets                                                      54,000
                                                        ----------------

TOTAL ASSETS                                            $    166,811,276
                                                        ================


LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:
  Accounts payable and accrued expenses                        3,950,140

  Due to affiliates                                     $      4,324,910
                                                        ----------------

      Total liabilities                                        8,275,050
                                                        ----------------

MEMBERS' CAPITAL:
  Members' capital                                      $    158,536,226
                                                        ----------------

      Total Members' Capital                                 158,536,226
                                                        ----------------

TOTAL LIABILITIES AND MEMBERS' CAPITAL                  $    166,811,276
                                                        ================

See notes to balance sheet.


                       PURCHASERS OF UNITS WILL ACQUIRE
                          NO INTEREST IN THIS COMPANY

                   MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
                   -----------------------------------------

                                 BALANCE SHEET
                                 -------------
                                MARCH 31, 2004
                                --------------
                                  (unaudited)
                                  -----------

1   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    Organization - Merrill Lynch Alternative Investments LLC (the "Company") is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM") which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc ("ML&Co."). The Company is registered as a commodity pool operator and a commodity trading advisor, and is registered as an investment adviser under the Investment Advisers Act of 1940.

    The Company serves as the sole general partner of ML John W. Henry & Co./Millburn L.P. (Series A, B, and C), ML Select Futures I L.P., ML JWH Strategic Allocation Fund L.P., ML Zweig-DiMenna LP, ML Allocation LP (collectively, the "Affiliated Partnerships"). Additionally, the Company has sponsored or initiated the formation of various offshore entities ("Offshore Funds") engaged in the speculative trading of futures, options on futures, forwards and options on forward contracts. The Company also sponsors various onshore and offshore funds which invest in other partnerships.

    The Company creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, exchange funds and private equity funds.

    Estimates - The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Investments in Affiliated Partnerships - The Company's investments in its Affiliated Partnerships are valued using the Affiliated Partnerships' net asset value, which approximates fair value.

    Deferred Charges - Deferred charges represent compensation to ML&Co. affiliates for the sale of fund units to their customers. These costs are amortized over the maximum of a twelve month period.

    Cash, Due from Parent and Affiliates, Advances and Other Receivables, Accounts payable and accrued expenses, and Due to Affiliates - The carrying amounts of these items approximate their fair value as of March 31, 2004 because of the nature of the accounts being either liquid or requiring settlement in the short term, defined as less than 1 year.

2   RELATED PARTIES

    The Company's officers and directors are also officers of other subsidiaries of ML&Co. as well as the Affiliated Partnerships and Offshore Funds. An affiliate bears all of the Company's facilities and employee costs, for which it is reimbursed by the Company. Another affiliate, Merrill Lynch, Pierce, Fenner & Smith ("MLPF&S"), executes and clears the Affiliated Partnerships' trades as well as those of various Offshore Funds sponsored or managed by the Company. MLPF&S receives a fee for this service, generally based on the net assets of the Affiliated Partnerships and Offshore Funds.

    ML&Co. is the holder of the Company's excess cash, which is available on demand to meet current liabilities. ML&Co. credits the Company with interest, at a floating rate approximating ML&Co.'s average borrowing rate, based on the Company's average daily balance receivable. At March 31, 2004, $148,079,259 was subject to this agreement. The excess cash and other receivables from

    ML&Co. and MLIM are included in Due from Affiliates.

    At March 31, 2004, the Company had receivables from Affiliated Partnerships and Offshore Funds for certain administrative, management and redemption fees. Additionally, the Company had receivables from certain Affiliated Partnerships and Offshore Funds for organizational and initial offering costs paid on behalf of such funds which are being reimbursed to the Company over various time periods (not exceeding two years).

    The Company determined that there may have been a miscalculation in the interest credited by an affiliate of the Company, to certain Affiliated Partnerships and Offshore Funds for a period prior to November 1996. Accordingly, ML&Co. is crediting current and former investors in affected funds with additional amounts totaling approximately $28,500,000, which includes compound interest. Through March 31, 2004, $28,331,615 had been paid to investors, with the remaining balance of $168,385 recorded as a liability on the balance sheet. The Company has determined that interest has been calculated appropriately since November 1996.

3   INVESTMENTS IN AFFILIATED PARTNERSHIPS

    The limited partnership agreements of certain Affiliated Partnerships require the Company to maintain minimum capital contributions of 1 percent of the Affiliated Partnerships' net assets.

    At March 31, 2004, the Company's investments in its Affiliated Partnerships were as follows:

      John W. Henry & Co./Millburn L.P. (Series A)            84,231
      John W. Henry & Co./Millburn L.P. (Series B)           156,540
      John W. Henry & Co./Millburn L.P. (Series C)            86,513
      ML Select Futures I L.P                              3,817,437
      ML JWH Strategic Allocation Fund L.P.                8,746,546
      ML Zweig DiMenna L.P.                                      918
      ML Allocation L.P.                                       9,967
                                                         -----------

      Total                                              $12,902,152
                                                         ===========

    The following represents condensed combined financial information of the Affiliated Partnerships as of March 31, 2004 (in thousands):

      Assets                                             $ 1,320,490
                                                         ===========

      Liabilities                                             29,414
      Partners' Capital                                    1,291,076
                                                         -----------

      Total Liabilities and Partners' Capital            $ 1,320,490
                                                         ===========

    The Company's Affiliated Partnerships trade various futures, options on futures, forwards and options on forward contracts or hold positions in underlying funds which trade such instruments. Risk to such partnerships arises from the possible adverse changes in the market value of such contracts and the potential inability of counterparties to perform under the terms of the contracts. The risk to the Company is represented by the portion of its investments in Affiliated Partnerships derived from the unrealized gains contained in such Partnerships' net asset values.

4   INCOME TAXES

    The Company is a single member limited liability company. As such, it is disregarded for U.S. tax purposes. The sole member will report the Company's income and expenses as its own.

5   COMMITMENTS

    The Company is obligated to pay certain affiliates from its own funds, without reimbursement by its Affiliated Partnerships, ongoing compensation up to a 3% annual rate based upon the average month-end net assets in such Affiliated Partnerships, accrued monthly and paid quarterly, for units in such partnerships outstanding for more than twelve months.